Exhibit (a)(17)
This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offers, you should consult with your investment dealer, stockbroker, lawyer or other professional advisor. Enquiries concerning the information in this document should be directed to The Proxy Advisory Group, LLC, toll free at 1-866-678-1770.
Canada Southern Petroleum Ltd.
NOTICE OF CHANGE TO DIRECTORS’ CIRCULARS
Recommending Canada Southern Shareholders
ACCEPT
the Revised Offer from Canadian Oil Sands for U.S.$13.10 per
Common Share
and
REJECT
the Revised Offer from Canadian Superior
This Notice of Change modifies the Directors’ Circulars dated May 25, 2006 and June 26, 2006 and the Notices of Change to Directors’ Circulars dated July 5, 2006 and July 14, 2006 issued by the Board of Directors of Canada Southern Petroleum Ltd. with respect to the Offers and the Initial Petro-Canada Offer, the Initial Canadian Oil Sands Offer and the Initial Canadian Superior Offer. The Board of Directors of Canada Southern Petroleum Ltd. hereby reaffirms its unanimous recommendation that Shareholders of Canada Southern Petroleum Ltd. ACCEPT the Revised Canadian Oil Sands Offer and REJECT the Revised Offer from Canadian Superior. The Revised Petro-Canada Offer expired on July 27, 2006 and Shareholders are no longer able to accept or tender their Common Shares to the Revised Petro-Canada Offer.
This Notice of Change should be read in conjunction with the above referenced Directors’ Circulars and Notices of Change to Directors’ Circulars dated May 25, 2006, June 26, 2006, July 5, 2006 and July 14, 2006.
Notice to United States Securityholders:
The Offers are in respect of securities of a Canadian issuer, and while the issuer is subject to continuous disclosure requirements in Canada, securityholders should be aware that these requirements are different from those in the United States. The enforcement by United States securityholders of civil liabilities under United States federal securities laws, may be adversely affected by the fact that the issuer is located in a foreign country and that some of its directors and officers are residents of a foreign country.
August 12, 2006

TABLE OF CONTENTS

CAUTION REGARDING FORWARD-LOOKING STATEMENTS	1

CURRENCY AND EXCHANGE RATES	2

NOTICE OF CHANGE TO DIRECTORS’ CIRCULARS	3

UNANIMOUS RECOMMENDATIONS OF THE BOARD	5

ANALYSIS AND REASONS FOR THE BOARD’S CONCLUSIONS AND RECOMMENDATIONS	5

DEVELOPMENTS SINCE THE JULY 14 NOTICE OF CHANGE	7

AMENDMENTS TO THE PRE-ACQUISITION AGREEMENT	8

LOCK-UP AGREEMENTS	8

OWNERSHIP OF SECURITIES OF CANADA SOUTHERN	9

TRADING IN SECURITIES OF CANADA SOUTHERN	9

ISSUANCES OF SECURITIES OF CANADA SOUTHERN TO ITS DIRECTORS AND SENIOR OFFICERS	9

INTENTIONS OF DIRECTORS AND SENIOR OFFICERS AND THEIR ASSOCIATES	9

ARRANGEMENTS BETWEEN CANADA SOUTHERN AND ITS DIRECTORS AND SENIOR OFFICERS	9

ARRANGEMENTS BETWEEN CANADIAN OIL SANDS OR THE CANADIAN OIL SANDS OFFEROR AND THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN	9

OWNERSHIP OF SECURITIES OF CANADIAN OIL SANDS AND THE CANADIAN OIL SANDS OFFEROR	10

INTERESTS IN MATERIAL CONTRACTS OF CANADIAN OIL SANDS AND THE CANADIAN OIL SANDS OFFEROR	10

ARRANGEMENTS BETWEEN CANADIAN SUPERIOR OR THE CANSUP OFFEROR AND THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN	10

OWNERSHIP OF SECURITIES OF CANADIAN SUPERIOR AND THE CANSUP OFFEROR	10

INTERESTS IN MATERIAL CONTRACTS OF CANADIAN SUPERIOR AND THE CANSUP OFFEROR	10

MATERIAL CHANGES	10

OTHER MATTERS	10

PERSONS RETAINED BY CANADA SOUTHERN IN CONNECTION WITH THE OFFERS	11

STATUTORY RIGHTS	11

OTHER INFORMATION	11

DIRECTORS’ APPROVAL	11

CERTIFICATE	12

SCHEDULE “A” – GLOSSARY	A-1

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
     This Notice of Change to Directors’ Circulars contains, among other things, the reaffirmation of the unanimous recommendation of the Board of Directors of Canada Southern that Shareholders ACCEPT the Revised Canadian Oil Sands Offer and the unanimous recommendation of the Board of Directors of Canada Southern that Shareholders REJECT the Revised CanSup Offer. This Notice of Change, including the discussion of the reasons for the Board’s recommendations, contains forward-looking statements that were based on expectations, estimates and projections as of the date of this Notice of Change. Such forward looking-statements can be found in, among other sections, “Analysis and Reasons for the Board’s Conclusions and Recommendations” and “Developments Since the July 14 Notice of Change”. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “believe”, “potential”, “expect”, “forecast”, “estimate”, “would”, “could”, “if” and “may”. Any forward-looking statement is subject to known and unknown risks, uncertainties and other factors which may cause actual results and developments to materially differ from those expressed by, or implied by the forward-looking statements in this Notice of Change.
     Examples of forward-looking statements in this Notice of Change include statements relating to: future prices of oil and natural gas; estimates of natural gas reserves and resources and future production; estimated amounts and timing of capital expenditures; future development of Canada Southern’s assets (including its Arctic Islands discovered natural gas resources); future Arctic natural gas and LNG development and projects; and exchange rates. Statements relating to “reserves” and “resources” are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions, that the reserves and resources described can be profitably produced in the future.
     These forward-looking statements are based on a number of assumptions which may prove to be incorrect including, but not limited to: the fair value of the assets of Canada Southern; the accuracy of Canada Southern’s reserves and resources estimates; the ability to develop Canada Southern’s Arctic Islands reserves or resources; the continued operation and performance of Canada Southern’s conventional natural gas and oil properties in accordance with their current and anticipated levels of operation and performance; and what the prices of oil and natural gas and the costs of production will be in the future. In addition to being subject to a number of assumptions, forward-looking statements in this Directors’ Circular are subject to a number of risks, including, but not limited to, risks identified in the filings by Canada Southern with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities, including Canada Southern’s Form 40-F and Annual Information Form, respectively, and risks of the following nature: the pricing of natural gas and oil; the effects of competition and pricing pressures; risks and uncertainties involving the geology of natural gas and oil; operational risks in exploring for, developing and producing natural gas and oil; the uncertainty of estimates and projections relating to production, costs and expenses; the significant costs associated with the exploration and development of the properties on which Canada Southern has interests, particularly its Arctic Islands discovered natural gas resource; shifts in market demands; risks inherent in Canada Southern’s marketing operations; industry overcapacity; the strength of the Canadian and U.S. economies in general; currency and interest rate fluctuations; general global and economic and business conditions; changes in business strategies; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the uncertainty of reserves and resources estimates; various events which could disrupt operations, including severe weather conditions, technological changes, our anticipation of and success in managing the above risks; potential increases in maintenance expenditures; changes in laws and regulations, including trade, fiscal, environmental and regulatory laws; and health, safety and environmental risks that may affect projected reserves and resources and anticipated earnings or assets.
     This list of factors that may affect the forward-looking statements contained in this Directors’ Circular is not exhaustive and there can be no assurance that any such forward-looking statements will be accurate. These and other factors should be considered carefully and readers should not place undue reliance on such forward-looking statements. Canada Southern does not undertake to update any forward-looking statements that are contained in this Notice of Change, except in accordance with applicable securities laws.

CURRENCY AND EXCHANGE RATES
     All references in this Notice of Change to “$” or “dollar” are to Canadian dollars, unless otherwise indicated. On August 10, 2006, the exchange rate for one Canadian dollar expressed in U.S. dollars based upon the exchange rate as quoted on Bloomberg was Cdn.$1.00 = U.S.$0.8868, and the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rate of the Bank of Canada was U.S.$1.00 = Cdn.$1.1276.

NOTICE OF CHANGE TO DIRECTORS’ CIRCULARS
This Notice of Change to Directors’ Circulars (the “Notice of Change”) relates to:
a)	the directors’ circular dated May 25, 2006 (the “May 25 Directors’ Circular”) issued by the board of directors (the “Board”) of Canada Southern Petroleum Ltd. (“Canada Southern” or the “Corporation”) in connection with the unsolicited offer (the “Initial Petro-Canada Offer”) by a wholly-owned subsidiary of Petro-Canada to purchase all of the outstanding common shares of Canada Southern (the “Common Shares”);

b)	the directors’ circular dated June 26, 2006 (the “June 26 Directors’ Circular”) issued by the Board in connection with:
(i)	the offer (the “Initial Canadian Oil Sands Offer”) dated June 26, 2006 by 1212707 Alberta Ltd. (the “Canadian Oil Sands Offeror”), a wholly-owned subsidiary of Canadian Oil Sands Limited (“Canadian Oil Sands”) and an indirect wholly-owned subsidiary of Canadian Oil Sands Trust, to purchase all of the outstanding Common Shares (on a fully diluted basis) upon the terms and conditions set forth in the Initial Canadian Oil Sands Offer and the accompanying take-over bid circular (the “Canadian Oil Sands Circular”);

(ii)	the offer (the “Initial CanSup Offer”) dated June 16, 2006 by Canadian Superior Energy Acquisitions Inc. (the “CanSup Offeror”), a wholly-owned indirect subsidiary of Canadian Superior Energy Inc. (“Canadian Superior”), to purchase all of the outstanding Common Shares for consideration of Cdn.$2.50 in cash and 2.75 shares of Canadian Superior per Common Share, upon the terms and conditions set forth in the CanSup Offer and the accompanying take-over bid circular (the “CanSup Circular”); and

(iii)	the Initial Petro-Canada Offer; and
c)	the notices of change to directors’ circulars dated July 5, 2006 and July 14, 2006 issued by the Board in connection with:
(i)	the variations to the Initial Canadian Oil Sands Offer which ultimately resulted in an increase in the consideration offered to Shareholders to U.S.$13.10 per Common Share and certain amendments to the pre-acquisition agreement entered into between Canadian Oil Sands, the Canadian Oil Sands Offeror and Canada Southern on June 18, 2006 (as amended, the “Pre-Acquisition Agreement”);

(ii)	certain variations to the Initial Petro-Canada Offer as described therein (as fully amended, the “Revised Petro-Canada Offer”); and

(iii)	the Initial CanSup Offer.
The Board has issued this Notice of Change as a result of the further variation to the Initial Canadian Oils Sands Offer which has been amended to reduce the minimum percentage of outstanding Common Shares required to be validly deposited and not withdrawn from 66 2/3% to 50.01% of the Common Shares (calculated on a fully diluted basis) and to extend the expiry time of such offer to 12:00 Midnight (Pacific Daylight Time) on August 18, 2006 (as amended, the “Revised Canadian Oil Sands Offer”). The consideration offered under the Revised Canadian Oil Sands Offer remains U.S.$13.10 per Common Share. The Canadian Oil Sands Offeror has issued notices of variation and extension with respect to the Revised Canadian Oil Sands Offer dated July 5, 2006, July 14, 2006 and August 8, 2006 (collectively, the “Canadian Oil Sands Variation Notices”). For the reasons outlined below in this Notice of Change and for the reasons outlined in the June 26 Directors’ Circular and the Prior Notices of Change the Board of Directors of Canada Southern unanimously reaffirms its recommendation that shareholders ACCEPT the Revised Canadian Oil Sands Offer.

The Board has also issued this Notice of Change as a result of the variation to the Initial CanSup Offer which has been amended to vary the consideration offered to Shareholders (as detailed below) and to extend the expiry time of such offer to 3:00 p.m. (Mountain Daylight Time) on September 7, 2006 (as amended, the “Revised CanSup Offer”). The consideration offered pursuant to the Revised CanSup Offer consists of a choice (to be made at the discretion of each Shareholder) between:
(a)	2 common shares of Canadian Superior, Cdn.$2.50 cash and 1 special exchangeable share (a “Special Exchangeable Share”) of Canadian Superior (collectively the “New CanSup Consideration”), with each Special Exchangeable Share being exchangeable into a separately tradeable “Arctic Royalty Trust Unit” (“ART”) which would constitute a trust unit of a royalty trust to be established by Canadian Superior; and

(b)	the consideration offered pursuant to the Initial CanSup Offer being 2.75 common shares of Canadian Superior and Cdn.$2.50 cash (collectively the “Original CanSup Consideration”);
for each Common Share.
Payment of the New CanSup Consideration pursuant to the Revised CanSup Offer is conditional upon at least two-thirds of the outstanding Common Shares (on a fully diluted basis) being deposited under the Revised CanSup Offer and no other offeror taking up and paying for 50.1% or more of the outstanding Common Shares prior to the expiry time of the Revised CanSup Offer.
The CanSup Offeror has issued a notice of variation and extension with respect to the Revised CanSup Offer dated August 8, 2006 (the “CanSup Variation Notice”). For the reasons outlined below in this Notice of Change and for the reasons outlined in the June 26 Directors’ Circular, and the Prior Notices of Change the Board of Directors of Canada Southern unanimously recommends that shareholders REJECT the Revised CanSup Offer.
Pursuant to its terms, the Revised Petro-Canada Offer expired at 7:00 p.m. (Mountain Daylight Time) on July 27, 2006 and Shareholders are no longer able to accept or tender Common Shares to the Revised Petro-Canada Offer.
Capitalized terms appearing in this Notice of Change have the meaning ascribed to such terms in the Glossary contained in Schedule “A” to this Notice of Change.
The Prior Directors’ Circulars have been filed by Canada Southern with (i) the Canadian securities regulatory authorities and are available at www.sedar.com; and (ii) the SEC as an exhibit to Canada Southern’s Solicitation/Recommendation Statements on Schedule 14D-9 and are available at www.sec.gov.
Information herein relating to the Canadian Oil Sands Offeror, Canadian Oil Sands, Canadian Oil Sands Trust, the Initial Canadian Oil Sands Offer and the Revised Canadian Oil Sands Offer has been derived from the Canadian Oil Sands Circular and the Canadian Oil Sands Variation Notices. The Board does not assume any responsibility for the accuracy or completeness of such information.
Information herein relating to the CanSup Offeror, Canadian Superior, the Initial CanSup Offer and the Revised CanSup Offer has been derived from the CanSup Circular and the CanSup Variation Notice. The Board does not assume any responsibility for the accuracy or completeness of such information.
Information herein relating to the Petro-Canada Offeror, Petro-Canada, the Initial Petro-Canada Offer and the Revised Petro-Canada Offer has been derived from the Petro-Canada Circular and the Petro-Canada Variation Notices. The Board does not assume any responsibility for the accuracy or completeness of such information.
To the knowledge of the directors and senior officers of Canada Southern, no person or company holds more than 10 percent of any class of equity securities of Canada Southern. No person is acting jointly or in concert with Canada Southern in connection with the Offers.

UNANIMOUS RECOMMENDATIONS OF THE BOARD

The Board believes that the Revised Canadian Oil Sands Offer provides fair value for the Canada Southern assets and Common Shares and is in the best interests of Canada Southern and its Shareholders. The Board unanimously reaffirms its recommendation that Shareholders ACCEPT the Revised Canadian Oil Sands Offer and TENDER their Common Shares into the Revised Canadian Oil Sands Offer.
AND

The Board believes that the consideration offered pursuant to the Revised Canadian Oil Sands Offer is superior from a financial point of view to both of the alternative forms of consideration offered under the Revised CanSup Offer and that the Revised CanSup Offer fails to provide fair value for the Canada Southern assets and Common Shares and is an attempt by the CanSup Offeror to acquire Canada Southern without offering adequate consideration to Canada Southern Shareholders. The Board unanimously recommends that Shareholders REJECT the Revised CanSup Offer and NOT TENDER their Common Shares into the Revised CanSup Offer.
ANALYSIS AND REASONS FOR THE BOARD’S
CONCLUSIONS AND RECOMMENDATIONS
To ACCEPT the Revised Canadian Oil Sands Offer
     The Board of Directors has carefully considered the Revised Canadian Oil Sands Offer both independently and in the context of the Revised CanSup Offer. Based on advice from CIBC World Markets and its legal advisers, the Board of Directors has unanimously determined that the consideration to be received under the Revised Canadian Oil Sands Offer is fair, from a financial point of view, to Shareholders and is in the best interests of Canada Southern and its Shareholders. The Board unanimously reaffirms its recommendation that Shareholders ACCEPT the Revised Canadian Oil Sands Offer and TENDER their Common Shares into the Revised Canadian Oil Sands Offer.
To REJECT Revised CanSup Offer
The Board has carefully considered, with the benefit of advice from CIBC World Markets and its legal advisors, the Revised CanSup Offer both independently and in the context of the Revised Canadian Oil Sands Offer.
The Board believes the Revised CanSup Offer fails to provide full value for Canada Southern and is subject to a number of risks and uncertainties. The Board also believes the consideration offered pursuant to the Revised Canadian Oil Sands Offer is superior from a financial point of view to both the New CanSup Consideration and the Original CanSup Consideration being offered as alternatives pursuant to the Revised CanSup Offer. Having carefully reviewed and considered the Revised CanSup Offer, the Board unanimously recommends that shareholders REJECT the Revised CanSup Offer and NOT TENDER their Common Shares to it. The Boards reasons for its recommendation, include the following:
1.	The Revised CanSup Offer is financially inferior to the Revised Canadian Oil Sands offer of $13.10 cash per Common Share. The Revised Canadian Oil Sands Offer is the result of an active auction process conducted by Canada Southern and CIBC World Markets. It offers a premium of 176% over Canada Southern’s pre-bid stock price, as well as a premium of more than 50% over the consideration being offered by Canadian Superior.

The value of the New CanSup Consideration depends heavily on the value one puts on the proposed ARTs. As discussed below, these contingent securities carry significant risks and uncertainties, and in any case would be unlikely to provide any income to unitholders for at least another 10 or 15 years, if ever.

Based on the advice of its financial advisor, CIBC World Markets, and using independent third party estimates for the value of Arctic natural gas of $0.15 per mcf, Canada Southern believes the New CanSup Consideration is worth approximately US$8.60 per Common Share, based on the closing price of the Canadian Superior common shares on August 10, 2006 and the value of the Original CanSup Consideration is approximately U.S.$8.18 per Common Share. Based on this information and the advice of CIBC World Markets and its legal advisors, the Board has unanimously determined that the consideration offered pursuant to the Revised Canadian Oil Sands Offer (U.S.$13.10 per Common Share) is superior, from a financial point of view, to either the New CanSup Consideration or the Original CanSup Consideration offered under the Revised CanSup Offer.

2.	Canadian Superior’s estimated value for the ART units is highly speculative, unsupported and unlikely. The ARTs included in the New CanSup Consideration are new securities that have yet to be created or traded in any market and there may be structural issues in creating such a security. Further, Canadian Superior has not provided any third party independent valuation of these proposed contingent securities and has provided no credible analysis to support its claimed value, which is speculative at best.

In any case, Arctic gas is unlikely to be in production for at least 10 years, and will require the investment of billions of dollars to develop. The type of contingent securities being proposed generally trade on the basis of the amount, certainty and sustainability of cash distributions paid from more mature, cash producing assets. Canada Southern’s Arctic assets do not represent such mature, cash producing assets, but rather are early stage, long-term, frontier development assets. Canadian Superior’s proposed ART could not provide distributions until after production of the Arctic gas commences and then only after its share of anticipated substantial development costs have been paid from production revenues.

Additionally, the proposed ART would have no income or cash flow from which to pay its share of capital, operating or overhead costs until production has commenced.

3.	The New CanSup Consideration offered under the Revised CanSup Offer contains significant risks. The CanSup Variation Notice describes a host of significant risks related to the Special Exchangeable Shares and the ARTs, including the following:
•	The ARTs do not represent a traditional investment.

•	An active, liquid market for the Special Exchangeable Shares and the ARTs may not develop.

•	The Special Exchangeable Shares and the ARTs may experience extreme price and volume fluctuations.

•	The Special Exchangeable Shares will rank junior to all of Canadian Superior’s liabilities to third party creditors in the event of a bankruptcy, liquidation or winding up of Canadian Superior.

•	Canadian Superior has never paid dividends on the Canadian Superior Shares and has no present intention of paying dividends on the Special Exchangeable Shares.
A complete discussion of these risks is available in Canadian Superior’s Form F-10, beginning on page 42. Additional risk factors associated with Canadian Superior’s original offer are contained in the CanSup Circular, beginning on page 47. Still more risk factors associated with owning Canadian Superior shares are contained in Canadian Superior’s revised annual information form of Canadian Superior, dated June 7, 2006. Each of these documents is available at www.sec.gov or www.sedar.com.

4.	The Revised CanSup Offer is fully taxable for US and Canadian Canada Southern Shareholders. Both the New CanSup Consideration and the Original CanSup Consideration offered under the Revised CanSup Offer could trigger taxes payable for Shareholders which exceed the cash they would receive for their Common Shares, since most of the consideration being offered is non-cash.

5.	The New CanSup Consideration only exists if more than 2/3 of Canada Southern Shareholders tender to it. If a Canada Southern Shareholder elects to receive the New CanSup Consideration but less than 66 2/3% of the outstanding Common Shares are tendered to the Revised CanSup Offer, the Shareholder will not receive the New CanSup Consideration.

6.	Tendering to the Revised CanSup Offer could jeopardize the availability of the Revised Canadian Oil Sands Offer. Canada Southern does not believe an offer for Canada Southern will emerge that is superior to the Revised Canadian Oil Sands Offer. There is no guarantee that Canadian Oil Sands will extend its offer beyond August 18, 2006. Canadian Oil Sands has the right to walk away from its offer if less than 50.01% of the Common Shares are tendered to the Revised Canadian Oil Sands Offer by 12:00 Midnight, (Pacific Daylight Time), Friday, August 18, 2006.
Overall Conclusions
     For these reasons as well as the reasons outlined in the Prior Directors’ Circulars, as applicable given the current status of the offers by the Canadian Oil Sands Offeror and the CanSup Offeror, the Board hereby unanimously recommends that Shareholders ACCEPT the Revised Canadian Oil Sands Offer and unanimously recommends that Shareholders REJECT the Revised CanSup Offer.
     Notwithstanding the recommendation of the Board of Directors that Shareholders accept the Revised Canadian Oil Sands Offer, Shareholders should make their own decision whether to tender their Common Shares to the Revised Canadian Oil Sands Offer and, if appropriate, should consult their own legal and/or financial advisors in making that decision.
     Shareholders wishing to accept the Revised Canadian Oil Sands Offer should complete the required documents carefully and should refer to the Canadian Oil Sands Circular, the Canadian Oil Sands Variation Notices, the Letter of Transmittal and the Notice of Guaranteed Delivery.
     The foregoing summary of the information and factors considered by the Board is not intended to be exhaustive of the factors considered by the Board in reaching its conclusions and making its recommendations, but includes the material information, factors and analysis considered by the Board in reaching its conclusions and recommendations. The members of the Board evaluated various factors including those summarized above and the factors described in the Prior Directors’ Circulars in light of their own knowledge of the business, financial condition and prospects of Canada Southern, and based upon the advice of the Board’s financial and legal advisors. In view of the numerous factors considered in connection with their evaluation of the Offers, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusions and recommendations. In addition, individual members of the Board may have given different weight to different factors. The conclusions and unanimous recommendations of the Board were made after considering all of the information and factors involved.
DEVELOPMENTS SINCE THE JULY 14 NOTICE OF CHANGE
     The Board met on July 21, 2006 and resolved to waive the application of the limited duration Shareholder Rights Plan to the current and future bids for the Canada Southern.
     On July 25, 2006 Canada Southern transferred its properties to four newly organized partnerships that are wholly-owned by Canada Southern in order to facilitate the acquisition of the Corporation by any acquirer. These transfers have no adverse impact on Canada Southern or its current or future operations.
     On July 26, 2006, Canadian Superior publicly announced its intention to make the Revised CanSup Offer, although it did not file the CanSup Variation Notice with the applicable securities regulatory authorities until almost two weeks later.
     On July 27, 2006 the Revised Petro-Canada Offer expired and on July 28, 2006 Petro-Canada announced that 89,957 Common Shares were tendered and taken up and paid for under the Revised Petro-Canada Offer.

     On August 1, 2006 Canadian Oil Sands announced that it extended the expiry date of its offer to August 18, 2006.
     On August 7, 2006 Canadian Oil Sands announced that it was reducing the minimum tender condition under the Revised Canadian Oil Sands Offer to 50.01% and that as of August 1, 2006 approximately 6.5 million Common Shares (approximately 45% of the outstanding Common Shares) had been deposited to the Canadian Oil Sands Offer.
     In connection with the announcement, on August 7, 2006 Canadian Oil Sands and the Company amended the Pre-Acquisition Agreement to allow for the extension of the expiry time and the reduction of the minimum tender condition and related amendments. See “Amendments to the Pre-Acquisition Agreement” in this Notice of Change.
     On August 9, 2006 Canada Southern received the CanSup Variation Notice. On August 10, 2006, after receiving advice from CIBC World Markets and its legal advisors, the Board unanimously reaffirmed its determination that the consideration offered under the Revised Canadian Oil Sands Offer was fair, from a financial point of view, to the shareholders and unanimously reaffirmed its recommendation to shareholders that they tender their Common Shares to the Revised Canadian Oil Sands Offer and not tender their Common Shares to the Revised CanSup Offer. See “Unanimous Recommendations of the Board” and “Analyses and Reasons for the Board’s Conclusions and Recommendations”.
AMENDMENTS TO THE PRE-ACQUISITION AGREEMENT
     The following is a summary only of the material amendments made to the Pre-Acquisition Agreement. For a summary of the Pre-Acquisition Agreement (prior to the amendments made on August 7, 2006) reference is made to the June 26 Directors’ Circular, the July 5 Notice of Change (which summarizes material amendments made to the Pre-Acquisition Agreement on June 29, 2006) and the July 14 Notice of Change (which summarizes material amendments made to the Pre-Acquisition Agreement on July 12, 2006). Reference is also made to the full text of the Pre-Acquisition Agreement and the amendments to the Pre-Acquisition Agreement which have been filed by Canada Southern with (i) the Canadian securities regulatory authorities and is available at www.sedar.com; and (ii) the SEC as an exhibit to Canada Southern’s Solicitation/Recommendation Statements on Schedule 14D-9 and available at www.sec.gov.
     The parties to the Pre-Acquisition Agreement amended the Pre-Acquisition Agreement on August 7, 2006 by entering into the Third Amending Agreement. The material amendments contained in the Third Amending Agreement relate to the agreement of the Canadian Oil Sands Offeror to make the Revised Canadian Oil Sands Offer including to extend the Expiry Time of such offer to 12:00 Midnight (Pacific Daylight Time) on Friday, August 18, 2006 and to reduce the minimum tender condition from 66 2/3% to 50.01% of the outstanding Common Shares (calculated on a fully diluted basis). The Third Amending Agreement also contains certain other consequential amendments including amendments related to the timing and conditions precedent to the issuance of the Canadian Oil Sands Variation Notice dated August 8, 2006 and the responsibilities of the Canadian Oil Sands Offeror related to such notice, and a restatement of the representations and warranties of the parties (modified as necessary to reflect the passage of time).
     The amount of the Termination Fee payable under the amended Pre-Acquisition Agreement, in respect of the Revised Canadian Oil Sands Offer remains approximately U.S.$7.888 million, or, in respect of the situation where the Termination Fee becomes payable pursuant to a breach of a representation, warranty or covenant by Canada Southern, approximately U.S.$1.972 million.
LOCK-UP AGREEMENTS
     The Lock-up Agreements, which have been entered into between Canadian Oil Sands, the Canadian Oil Sands Offeror and the Tendering Shareholders (as described in the June 26 Directors’ Circular) remain in full force and effect with respect to the Revised Canadian Oil Sands Offer.

OWNERSHIP OF SECURITIES OF CANADA SOUTHERN
     As at August 10, 2006, the issued and outstanding capital of the Corporation consisted of 14,496,165 Common Shares. In addition, as at August 10, 2006, there were outstanding options to acquire 556,605 Common Shares.
     Since the date of the July 14 Notice of Change, the level of ownership of securities of Canada Southern of all of the directors and senior officers of Canada Southern has not changed.
TRADING IN SECURITIES OF CANADA SOUTHERN
     Except as otherwise disclosed in the Prior Directors’ Circulars none of Canada Southern or any of the directors or senior officers of Canada Southern, or, to the knowledge of the directors and senior officers of Canada Southern, after reasonable enquiry, none of such persons’ respective associates, has engaged in any trading in Common Shares or other securities of Canada Southern during the six-month period preceding the date of this Notice of Change.
ISSUANCES OF SECURITIES OF CANADA SOUTHERN TO ITS DIRECTORS
AND SENIOR OFFICERS
     Except as otherwise disclosed in the Prior Directors’ Circulars no Common Shares or securities convertible into Common Shares have been issued to the directors and senior officers of Canada Southern during the two-year period preceding the date of this Notice of Change.
INTENTIONS OF DIRECTORS AND SENIOR OFFICERS AND THEIR ASSOCIATES
     The Board has made reasonable enquiries and, to Canada Southern’s knowledge, all of its directors and senior officers or their respective associates have agreed to accept the Revised Canadian Oil Sands Offer, pursuant to the terms of the Lock-up Agreements. See “Lock-up Agreements” in this Notice of Change and the June 26 Directors’ Circular.
     The Board has made reasonable enquiries and, to Canada Southern’s knowledge, none of its directors or senior officers or their respective associates currently intend to accept the Revised CanSup Offer or sell or tender for purchase pursuant to the Revised CanSup Offer any Common Shares owned of record or beneficially owned. Pursuant to the Lock-up Agreements the Tendering Shareholders have agreed to tender their Common Shares to the Revised Canadian Oil Sands Offer.
ARRANGEMENTS BETWEEN CANADA SOUTHERN AND ITS DIRECTORS
AND SENIOR OFFICERS
     Except as otherwise disclosed in Prior Directors’ Circulars there are no arrangements, agreements or understandings made or proposed to be made between Canada Southern and any of its directors or senior officers pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Canada Southern’s directors or senior officers remaining in or retiring from office if any of the Offers are successful. Please see the disclosure contained in the section of the June 26 Directors’ Circular entitled “Arrangements Between Canada Southern and its Directors and Senior Officers”.
ARRANGEMENTS BETWEEN CANADIAN OIL SANDS OR THE CANADIAN OIL SANDS OFFEROR
AND THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN
     To the knowledge of the directors and senior officers of Canada Southern, other than the Lock-up Agreements, there are no arrangements or agreements made or proposed to be made, nor any understandings between, Canadian Oil Sands Trust, Canadian Oil Sands or the Canadian Oil Sands Offeror, on the one hand, and any of Canada Southern’s directors or senior officers, on the other hand, including any arrangements, agreements or understandings pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Canada Southern’s directors or senior officers remaining in or retiring from office if the Revised Canadian Oil Sands Offer is successful. No directors or senior officers of Canada Southern are also directors or senior officers of Canadian Oil Sands Trust, Canadian Oil Sands, the Canadian Oil Sands Offeror or any of their respective subsidiaries. See “Lock-up Agreements” in this Notice of Change and the June 26 Directors’ Circular.
OWNERSHIP OF SECURITIES OF CANADIAN OIL SANDS AND THE CANADIAN OIL SANDS OFFEROR
     Except as disclosed in the Prior Directors’ Circulars, none of Canada Southern or the directors or senior officers of Canada Southern, or, to their knowledge after reasonable enquiry, any of their respective associates, owns, directly or indirectly, or exercises control or direction over, any securities of Canadian Oil Sands Trust, Canadian Oil Sands or the Canadian Oil Sands Offeror.
INTERESTS IN MATERIAL CONTRACTS OF CANADIAN OIL SANDS AND THE CANADIAN OIL SANDS OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern or, to their knowledge after reasonable enquiry, any of their respective associates has an interest in any material contract of Canadian Oil Sands Trust, Canadian Oil Sands or the Canadian Oil Sands Offeror.
ARRANGEMENTS BETWEEN CANADIAN SUPERIOR OR THE CANSUP OFFEROR AND THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN
     To the knowledge of the directors and senior officers of Canada Southern there are no arrangements or agreements made or proposed to be made, nor any understandings between, Canadian Superior or the CanSup Offeror, on the one hand, and any of Canada Southern’s directors or senior officers, on the other hand, including any arrangements, agreements or understandings pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Canada Southern’s directors or senior officers remaining in or retiring from office if the Revised CanSup Offer is successful. No directors or senior officers of Canada Southern are also directors or senior officers of Canadian Superior, the CanSup Offeror or any of their respective subsidiaries.
OWNERSHIP OF SECURITIES OF CANADIAN SUPERIOR AND THE CANSUP OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern, or, to their knowledge after reasonable enquiry, any of their respective associates, owns, directly or indirectly, or exercises control or direction over, any securities of Canadian Superior or the CanSup Offeror.
INTERESTS IN MATERIAL CONTRACTS OF CANADIAN SUPERIOR AND THE CANSUP OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern or, to their knowledge after reasonable enquiry, any of their respective associates has an interest in any material contract of Canadian Superior or the CanSup Offeror.
MATERIAL CHANGES
     The directors and senior officers of Canada Southern are not aware of any other information that indicates any material change in the affairs of Canada Southern since March 31, 2006, the date of the last published unaudited interim financial statements of Canada Southern, except as described herein and in the Prior Directors’ Circulars.
OTHER MATTERS
     The principal office of Canada Southern is located at 250, 706 – 7th Avenue S.W., Calgary, Alberta, T2P 0Z1 and the telephone number at such office is (403) 269-7741.

     This document will be filed with the SEC as an exhibit to Canada Southern’s Solicitation/Recommendation Statements on Schedule 14D-9. Shareholders are advised to read this Notice of Change, and the Prior Directors’ Circulars and the related Solicitation/Recommendation Statements on Schedule 14D-9 (including the other exhibits thereto) in their entirety because they contain important information. Copies of the Solicitation/Recommendation Statements on Schedule 14D-9 are, and any other documents filed by Canada Southern in connection with the Offers will be, available free of charge at the SEC’s website at www.sec.gov, from Canada Southern at www.cansopet.com or from The Proxy Advisory Group, LLC.
PERSONS RETAINED BY CANADA SOUTHERN IN CONNECTION WITH THE OFFERS
     CIBC World Markets was retained to render financial advisory services to the Board in connection with the analysis and consideration of, and response to, the Offers. Canada Southern will pay CIBC World Markets reasonable and customary compensation for its services and will reimburse it for its reasonable out-of-pocket expenses, including fees and disbursements of legal counsel. Canada Southern has agreed to indemnify CIBC World Markets against certain liabilities arising out of or in connection with its engagement.
     Canada Southern has retained The Proxy Advisory Group, LLC to assist it in connection with Canada Southern’s communications with Shareholders with respect to the Offers. The Proxy Advisory Group, LLC will receive reasonable and customary compensation for its services and reimbursement for its reasonable out-of-pocket expenses. Canada Southern has agreed to indemnify The Proxy Advisory Group, LLC against certain liabilities arising out of or in connection with the engagement.
     Canada Southern has retained Longview Communications to assist it in connection with Canada Southern’s public and media communications with respect to the Offers. Longview Communications will receive reasonable and customary compensation for its services and reimbursement for its reasonable out-of-pocket expenses. Canada Southern has agreed to indemnify Longview Communications against certain liabilities arising out of or in connection with the engagement.
     Except as set forth above, neither Canada Southern nor any person acting on its behalf has employed, retained or agreed to compensate any person making solicitations or recommendations to Shareholders in connection with the Offers.
STATUTORY RIGHTS
     Securities legislation in certain of the provinces and territories of Canada provides security holders of Canada Southern with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

OTHER INFORMATION
     Except as disclosed in this Notice of Change and the Prior Directors’ Circulars, no information is known to the directors of Canada Southern that would reasonably be expected to affect the decision of the holders of Common Shares to accept or reject the Revised Canadian Oil Sands Offer or the Revised CanSup Offer.
DIRECTORS’ APPROVAL
     The contents of this Notice of Change have been approved and the delivery thereof has been authorized by the Board.
August 12, 2006

CERTIFICATE
DATED: August 12, 2006
     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offers within the meaning of the Securities Act (Quebec).
On behalf of the Board of Directors

(Signed) Richard C. McGinity	(Signed) Raymond P. Cej
Director	Director

SCHEDULE “A”
GLOSSARY
Unless the context otherwise requires or where otherwise provided, the following words and terms shall have the meanings set forth below when used in this Notice of Change:
“AMEX” means the American Stock Exchange;
“ART” means an “Artic Royalty Trust Unit” which would constitute a trust unit of a royalty trust to be established by Canadian Superior;
“associate” has the meaning assigned to it in the Securities Act (Alberta), as amended;
“Board” or “Board of Directors” means the board of directors of Canada Southern;
“Canada Southern” or the “Corporation” means Canada Southern Petroleum Ltd., an Alberta corporation;
“Canadian Oil Sands” means Canadian Oil Sands Limited, a wholly-owned subsidiary of Canadian Oil Sands Trust;
“Canadian Oil Sands Circular” mean the take-over circular accompanying the Canadian Oil Sands Offer;
“Canadian Oil Sands Offeror” means 1212707 Alberta Ltd., a corporation incorporated under the laws of Alberta and a wholly-owned subsidiary of Canadian Oil Sands Limited;
“Canadian Oil Sands Variation Notices” means, collectively, the notices of variation with respect to the Revised Canadian Oil Sands Offer dated July 5, 2006, July 14, 2006 and August 8, 2006;
“Canadian Superior” means Canadian Superior Energy Inc., a corporation incorporated under the laws of Alberta;
“CanSup Circular” mean the take-over circular accompanying the Initial CanSup Offer;
“CanSup Offeror” means Canadian Superior Energy Acquisitions Inc., a corporation incorporated under the laws of Alberta and a wholly-owned subsidiary of Canadian Superior;
“CanSup Variation Notice” means the Notice of Variation and Extension with respect to the Revised CanSup Offer dated August 8, 2006.
“CIBC World Markets” means CIBC World Markets Inc., the financial advisor to Canada Southern in connection with the Offers;
“Common Shares” means the common shares of Canada Southern;
“Expiry Date” means August 18, 2006 or such other date or dates as may be fixed by the Canadian Oil Sands Offeror from time to time pursuant the terms of the Revised Canadian Oil Sands Offer or as may be extended pursuant to the requirements of applicable securities legislation or by securities regulatory authorities;
“Expiry Time” means 12:00 Midnight (Pacific Daylight Time) on the Expiry Date or such other time or times as may be fixed by the Canadian Oil Sands Offeror from time to time pursuant to the terms of the Revised Canadian Oil Sands Offer;
“Initial Canadian Oil Sands Offer” means the offer made by the Canadian Oil Sands Offeror dated June 26, 2006 to purchase all of the outstanding Common Shares for U.S.$9.75 per Common Share, and where the context requires, includes the Canadian Oil Sands Circular;

“Initial CanSup Offer” means the offer made by the CanSup Offeror dated June 16, 2006 to purchase all of the outstanding Common Shares for Cdn.$2.50 and 2.75 shares of Canadian Superior per Common Share, and where the context requires, includes the CanSup Circular;
“Initial Petro Canada Offer” means the offer made by the Petro-Canada Offeror dated May 15, 2006 to purchase all of the outstanding Common Shares for U.S.$7.50 per Common Share, as amended to extend the expiry of such offer to 7:00 p.m. (Mountain Daylight Time) on July 5, 2006, and where the context requires, includes the Petro-Canada Circular;
“July 5 Notice of Change” means the notice of change to directors’ circulars of the Board dated July 5, 2006;
“July 14 Notice of Change” means the notice of change to directors’ circulars of the Board dated July 14, 2006;
“June 26 Directors’ Circular” means the directors’ circular of the Board dated June 26, 2006 issued in respect of the Initial Petro-Canada Offer, the CanSup Offer and the Initial Canadian Oil Sands Offer;
“Letter of Transmittal” means the applicable letter of transmittal in the form accompanying the Revised Canadian Oil Sands Offer;
“Lock-up Agreements” means the lock-up agreements between the Canadian Oil Sands Offeror, Canadian Oil Sands and the Tendering Shareholders (being each of the directors and senior officers of Canada Southern), as described in this Notice of Change and the June 26 Directors’ Circular under the heading “Lock-up Agreements”;
“May 25 Directors’ Circular” means the directors’ circular of the Board dated May 25, 2006 issued in respect of the Initial Petro-Canada Offer;
“NASDAQ” means The NASDAQ Stock Market;
“New CanSup Consideration” means the consideration of 2 common shares of Canadian Superior, Cdn.$2.50 cash and 1 Special Exchangeable Share of Canadian Superior (with each Special Exchangeable Share being exchangeable into a separately tradable ART), offered to Shareholders by the CanSup Offeror and which is one of the options of Shareholders pursuant to the Revised CanSup Offer (with the other option available to Shareholders under the Revised CanSup Offer being the Original CanSup Consideration);
“Notice of Change” means this notice of change to directors’ circulars;
“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Revised Canadian Oil Sands Offer;
“Offers” means, collectively, the Revised Canadian Oil Sand Offer and the Revised CanSup Offer.
“Original CanSup Consideration” means the consideration of Cdn.$2.50 and 2.75 shares of Canadian Superior per Common Share offered to Shareholders by the CanSup Offeror for each Common Share and which is one of the options offered to Shareholders under the Revised CanSup Offer (with the other option available to Shareholders under the Revised CanSup Offer being the New CanSup Consideration);
“Petro Canada” means Petro Canada, a corporation incorporated under the laws of Canada;
“Petro Canada Circular” means the take-over bid circular accompanying the Petro Canada Offer dated May 15, 2006;
“Petro-Canada Offeror” means Nosara Holdings Ltd, a corporation incorporated under the laws of Alberta and a wholly-owned subsidiary of Petro Canada;

“Petro Canada Variation Notices” means, collectively, the notices of variation and extension with respect to the Revised Petro-Canada Offer dated June 29, 2006 and July 12, 2006;
“Pre-Acquisition Agreement” means the acquisition agreement dated June 18, 2006, as amended on June 29, 2006, July 12, 2006 and August 7, 2006, between Canadian Oil Sands, the Canadian Oil Sands Offeror and Canada Southern, whereby Canadian Oil Sands agreed, subject to the terms and conditions of such agreement, to make the Initial Canadian Oil Sands Offer and the revised Initial Canadian Oil Sands Offers (at U.S.$11.10 and U.S.$13.10 per Common Share), as described in the June 26 Directors’ Circular under “Pre-Acquisition Agreement”, in the July 5 Notice of Change under “Amendments to the Pre-Acquisition Agreement”, in the July 14 Notice of Change under “Amendments to the Pre-Acquisition Agreement” and this Notice of Change under “Amendments to the Pre-Acquisition Agreement”;
“Prior Directors’ Circulars” means, collectively, the May 25 Directors’ Circular, the June 26 Directors’ Circular and the Prior Notices of Change;
“Prior Notices of Change” means, collectively the July 5 Notice of Change and the July 14 Notice of Change;
“Revised Canadian Oil Sands Offer” means the offer made by the Canadian Oil Sands Offeror dated June 26, 2006, as amended by the Canadian Oil Sands Variation Notices, to purchase all of the outstanding Common Shares for U.S.$13.10 per Common Share, and where the context requires, includes the Canadian Oil Sands Circular and the Canadian Oil Sands Variation Notices;
“Revised CanSup Offer” means the offer made by the CanSup Offeror dated June 16, 2006, as amended by the CanSup Variation Notices to purchase all of the outstanding Common Shares for the choice (at the discretion of each Shareholder) of either the Original CanSup Consideration or the New CanSup Consideration per Common Share, and where the context requires, includes the CanSup Circular and the CanSup Variation Notice;
“Revised Petro-Canada Offer” means the offer made by the Petro-Canada Offeror dated May 15, 2006, as amended by the Petro-Canada Variation Notices, to purchase all of the outstanding Common Shares for U.S.$13.00 per Common Share, and where the context requires, includes the Petro-Canada Circular and the Petro-Canada Variation Notices;
“SEC” means the United States Securities and Exchange Commission;
“senior officer” has the meaning assigned to it in the Securities Act (Alberta), as amended;
“Shareholders” means the holders of Common Shares and “Shareholder” means any one of them;
“Tendering Shareholders” means, collectively, directors and senior officers of Canada Southern, each of whom has agreed to tender his or her Common Shares to the Revised Canadian Oil Sands Offer pursuant to a Lock-up Agreements;
“Termination Fee” has the meaning ascribed thereto under the heading “Pre-Acquisition Agreement – Termination Fee” in the June 26 Directors’ Circular;
“Third Amending Agreement” means the amendment to the Pre-Acquisition Agreement dated August 7, 2006 among Canadian Oil Sands, the Canadian Oil Sands Offeror and Canada Southern which amends the Pre-Acquisition Agreement; and
“TSX” means the Toronto Stock Exchange.

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